Exhibit 99.1

Nevro Announces Executive Succession

Chairman and CEO Michael DeMane to Transition to Executive Chairman Role

Company President Rami Elghandour to Assume CEO Role

Redwood City, Calif., February 29, 2016 /PRNewswire/ - Nevro Corp. (NYSE:NVRO) Board of Directors announced today that Michael DeMane, Nevro’s Chief Executive Officer since March 2011, will transition to the role of Executive Chairman of the Board of Directors effective June 1, 2016. Also on that date, Rami Elghandour, Nevro’s current President, will assume the role of President and Chief Executive Officer. Mr. DeMane intends to remain actively engaged in the company as Executive Chairman, where he will focus on long-term strategy and industry liaison activities.

“As a result of Michael’s outstanding leadership, Nevro has become one of the most successful med-tech companies of the past decade. Speaking on behalf of the entire board, we wish to thank Michael for his insightful vision and guidance over the past five years and we look forward to his continued leadership at the board level. We are confident that the strong and capable management team Michael has assembled will continue to execute Nevro’s growth strategy in an exemplary way,” said Frank Fischer, current Director and former Board Chairman of Nevro.

“Rami is an exceptional executive, and he has had a critically important role in building Nevro into what it is today,” said Michael DeMane, Chairman and CEO of Nevro. “This is a deliberate and thoughtful succession process, in which I have worked closely with the Nevro Board of Directors to ensure a seamless transition. The Board and I are absolutely confident in Rami’s ability to lead this remarkable organization into the future.”

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10 therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Investor Relations Contact:

Nevro Investor Relations

Katherine Bock

(650) 433-3247

ir@nevro.com

SOURCE Nevro Corp.